EXPRESS, INC. ANNOUNCES RETIREMENT OF PRESIDENT & COO MATTHEW MOELLERING

Columbus, Ohio – March 3, 2023 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today announced the retirement of the Company’s President & Chief Operating Officer, Matthew Moellering, effective May 5, 2023.

The Company has retained executive search and leadership advisory firm Spencer Stuart to conduct an external search for Mr. Moellering’s replacement.

Mr. Moellering has been with Express since 2003 and was appointed to his current position in September 2019. He served as Interim CFO from October 2021 to March 2022 and Interim CEO & President from January – June 2019; was appointed as COO in 2011 and previously served as CAO & CFO from 2009 to 2011, and CFO from 2007 to 2009. He was an instrumental member of the executive leadership team that took the Company public in May of 2010. Prior to joining the Company, he held leadership roles at Procter & Gamble from 1995 to 2003. Mr. Moellering was also an Officer in the United States Army and is a graduate of the United States Military Academy and the Fuqua School of Business at Duke University.

“Matt has been an exceptional leader who has made significant contributions over the last 20 years including being a key driver of the EXPRESSway Forward strategy and an integral part of our transformation. He has also been an invaluable thought partner to me over the last three years, offering the full breadth of his experience and perspective, and I appreciate his conviction for our corporate strategy and his commitment to ensuring a smooth transition for his successor,” said Tim Baxter, Chief Executive Officer.

“I have had an incredible experience over these last 20 years and especially enjoyed the last few years working with Tim to launch and advance the EXPRESSway Forward strategy, and with this executive leadership team to transform the Express brand and begin a bold new chapter that will transform the Company. I am confident that the new strategic partnership with WHP Global will create a bright future and positions the Company well moving forward,” said Matt Moellering, President & Chief Operating Officer.

About Express, Inc.
Express is a modern, multichannel apparel and accessories brand grounded in versatility, guided by its purpose - We Create Confidence. We Inspire Self-Expression. - and powered by a styling community. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com or www.upwest.com.

Investor Contact
Greg Johnson
VP, Investor Relations
gjohnson@express.com
614-474-4890